Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 150,000 shares of common stock under the Amended and Restated 1998 Director Equity Incentive Plan of Aspect Medical Systems, Inc. of our reports dated March 10, 2006, with respect to the consolidated financial statements of Aspect Medical Systems, Inc., Aspect Medical Systems, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aspect Medical Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 15, 2007